Exhibit 10.5

E-Fuel Limited Exclusive Distributor Agreement

This Agreement, effective 1/14/09 between E-Fuel Corporation, a California Corporation having its principal office located at 15466 Los Gatos Blvd., #37, Los Gatos. CA 95032 (hereinafter referred to as E-Fuel) and Green House (Distributor), an California Corporation with his principal address at 5171 Santa Fe St. Suite I, S.D., CA 92109

Recitals

E-Fuel is the exclusive manufacturer and distributor of E-Fuel equipment, parts and accessories used in the production of ethanol (hereinafter collectively referred to as "Products").

Distributor has represented as an inducement to E-Fuel to enter into this Agreement, that

(1)	Distributor is capable of performing to the terms and conditions of this Agreement;

(2)	Distributor wishes to be an exclusive representative in the Territory set forth in Exhibit 1 and agrees to pay the required fee set forth in Exhibit 6;

(3)	Distributor has sufficient number of trained personnel and adequate facilities to sell and service Products;

(4)	Distributor has adequate financial resources to perform the monetary obligations herein;

(5)	Distributor shall be responsible for all Distributor obligations set forth herein whether or not the services were performed directly by Distributor or indirectly on behalf of Distributor.

E-Fuel and Distributor acknowledge the importance to maintain both a strong sales and service program for the products in order:

(1)	for both parties to realize the mutual benefits that should result in compliance with the terms and conditions of the relationship established by the Agreement;
(2)	that the best interest of the purchaser and user of the Products will be served;

(3)	that the reputation of the Products will be enhanced.

1	ESTABLISHMENT OF RELATIONSHIP

1.1
Appointment of Distributor: E-Fuel hereby appoints Distributor as an exclusive authorized Distributor for retail sales and service of the Products only in the Territory assigned (set forth in Exhibit 1) and Distributor hereby accepts such appointment. Distributor hereby agrees not to sell or offer for sale Products in any other territory without the prior written authorization of E-Fuel.

1.2	Exclusive: The rights granted herein are exclusive for so long as this Agreement remains in full force and effect.

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2	PROMOTION AND SALES OF PRODUCTS

2.1
Promotion and Sales: Distributor agrees to vigorously promote and sell the Products and shall continually work to increase the market for the Products in the Territory served by Distributor. Distributor agrees to maintain a fully qualified sales organization in order to fulfill its responsibilities under this Agreement and conduct a continuing program of quality sales promotion activities for the Products.

2.2
Performance Criteria: Distributor has agreed upon minimum performance criteria as set forth in Exhibit 2 in consideration of the exclusive nature of the Agreement. With the exception of the initial three (3) year term of this Agreement as set forth in 6.1, failure to achieve the minimum performance criteria shall constitute a material breach of the Agreement. Within ninety (90) days following the effective date of the Agreement or any anniversary thereof, Distributor shall supply a comprehensive implementation plan (Sales Plan) to E-Fuel for E-Fuel's review and approval detailing its efforts for the ensuing 12 months of the Agreement by calendar quarter to include, but not limited to, investments and plans in marketing, product sales forecast by month, personnel and service. With the exception of the initial three (3) year term of this Agreement, failure to provide an acceptable Sales Plan to E-Fuel within one-hundred-twenty (120) days of the effective date of the Agreement or any anniversary thereof shall terminate the Agreement with immediate effect on the giving of written notice to Distributor. EE-Fuel's approval of the Sales Plan shall not be unreasonably withheld. During the initial term of this Agreement, the Sales Plan shall constitute a guideline for general performance and considered accordingly in the context of this Agreement.

2.3
Facilities: Distributor shall maintain facilities in the Territory so as to favorably reflect on the Products and quality image of E-Fuel. Where practicable Distributor agrees to actively and prominently promote the Products on Distributor's web site.

2.4
Customer Relations: Distributor shall provide prompt and courteous service to customer inquiries or complaints relating to the Products. Distributor shall at all times properly represent the Products and shall not make, directly or indirectly, any false, misleading or disparaging representations to any customers or persons in regards to E-Fuel Products.

2.5
Trademark: E-Fuel agrees to permit Distributor to identify itself as an authorized E-Fuel Distributor for the Products and use the trademarks of E-Fuel in connection with Distributor's effort to sell and promote the Products.

2.6	Financial Responsibility: Distributor shall maintain for its operations hereunder adequate working capital to enable Distributor to fulfill its responsibilities under this Agreement.

2.7
Reports and Records: Distributor shall periodically provide to E-Fuel complete and accurate data regarding sales and inventories of the Products and such other reasonable information as and when requested by E-Fuel.

2.8
Product Development and Changes to Products: E-Fuel may periodically change design, models, features of Products, add new Products, or discontinue distribution of any and all Products without any accountability to Distributor in connection with any Products ordered by Distributor or Distributor's inventory of the Products.

2.9
Compliance to Laws: Distributor shall conduct and maintain at all times Distributor's sales and service operations in strict compliance with all applicable laws and regulations. Distributor agrees not to engage in unfair trade practices. Distributor shall indemnify and hold E-Fuel harmless for any costs and liability that may result from the violation of this paragraph.

3	SERVICE OF THE PRODUCTS

3.1
E-Fuel will provide training as outlined in Exhibit 7, training material, technical documentation and support as deemed appropriate by E-Fuel to familiarize Distributor with the installation, maintenance and repair of the Products. Distributor agrees to cooperate with E-Fuel to insure Distributor's ability to perform its obligations hereunder.

3.2
Distributor Service Operations: Distributor acknowledges the importance of the service responsibilities under this Agreement. Distributor shall establish and maintain quality service operations as recommended by E-Fuel, including trained personnel, proper tools and equipment and service facilities in order to fulfill its responsibilities under this Agreement. Such service operations shall provide to owners of the Products prompt, quality and courteous service.

3.3
Delivery and Preparation Obligations: Distributor shall be responsible for and agrees to perform inspection, preparation and pre-delivery steps prior to delivery of the Products to purchaser thereof. It is the Distributor's responsibility to determine whether or not the Products meet the needs of the customer, that the customer has obtained any and all required permits and approvals, that the customer understands any applicable regulations associated with their intended use of the Products, and that the customer understands the proper use, placement and care of the Products. Upon delivery and installation of the Products to its customer, Distributor agrees to instruct the customer in the proper and safe use, maintenance and care of the Products.

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3.4
Facilitation of Feedstock to Customers: Distributor understands the ready availability of feedstock (sugar) is required for the productive use of the Products. Distributor agrees to either directly through its sale and delivery of feedstock or indirectly through third party feedstock distributors to facilitate the ready availability of feedstock so as to insure the productive use of the Products by end customers. Failure to establish a reliable source of feedstock supply in the Territory shall constitute a material breach of this Agreement.

3.5
General Service: Distributor shall provide to owners of the Products such general service and repair for the Products as may be necessary. Any or all charges therefore shall be reasonable and consistent with those prevailing in the territory and all such services and charges shall be in accordance with the applicable law.

3.6
Warranty Service: Distributor agrees to perform all warranty service on all Products brought to Distributor, whether or not sold by Distributor. Distributor shall perform such warranty service in accordance with the then applicable policies of E-Fuel as they may be issued from time to time in E-Fuel service and warranty manuals, warranty service reimbursement schedules, and bulletins.

4	PURCHASE OF THE PRODUCTS

4.1
General Terms and Conditions: E-Fuel shall sell the Products to Distributor and Distributor shall purchase the Products from E-Fuel in accordance with the terms and conditions set forth herein and in accordance with E-Fuel's then current "Terms and Conditions of Sale" which are hereby incorporated by reference and may be downloaded from E-Fuel's website at www.efuel100.com. Where conflict exists between the "Terms and Conditions of Sale" and this Agreement, this Agreement shall prevail.

4.2
In the course of resale of the Products to Distributor's customers, Distributor may recruit, develop, and employ a network of third parties (Dealers) to sell to end customers. E-Fuel's obligations under this Agreement shall not extend to Dealers however it is incumbent upon Distributor to insure its obligations hereunder shall be performed whether directly by Distributor or indirectly through Dealers.

4.3
Orders: Distributor shall order the Products from E-Fuel in accordance with E-Fuel's the then current ordering procedures. All orders are subject to acceptance by E-Fuel based on availability of the Products and Distributor's compliance with the terms and conditions hereof. Distributor shall use its best efforts to order Products giving E-FUEL at least 90-days lead time from requested shipment date. E-FUEL shall within 14 days of receipt of Distributor's order confirm availability and where such confirmation is not possible set about using its best efforts to meet Distributor's requirements through all reasonable means. Distributor shall use its best efforts to make available to E-FUEL an accurate product sales forecast called for in Paragraph 2.2 and updated as often as necessary to help alleviate potential product availability constraints.

4.4
Price: Distributor shall pay E-Fuel the price and any other charges for the Products as set forth on the then current E-Fuel price schedule in effect at the time E-Fuel accepts Distributor's order. Current pricing is set forth in Exhibit 5 for convenience.

4.5
Payment: Distributor shall pay the purchase price for the Products at the time of delivery thereof, unless E-Fuel has approved other terms of credit for Distributor, and agrees to pay within terms of the invoice. E-Fuel may cancel any order placed by Distributor or refuse shipment thereof should Distributor fail to meet any payment term, credit, or financial requirement of E-Fuel. The amount and term of credit extended to Distributor, if any, shall be at the discretion of E-Fuel and is subject to change as E-Fuel may deem appropriate. Failure to meet any payment term(s) shall result in prepayment or Letter of Credit terms for all future orders for so long as E-Fuel requires at its sole option. E-Fuel may offer prepayment as a means to secure a delivery position in the event of product allocation. Distributor may order and prepay for the Products and in so doing Distributor's respective order will be placed in queue based upon order payment date.

4.6
Shipment: E-Fuel shall use its best efforts to ship all accepted orders for the Products to Distributor F.O.B. E-Fuel's facility or warehouse. Shipments outside the United States shall be Ex. Works E-Fuel's facility (INCOTERMS 2000).

4.7
Taxes: Distributor represents and warrants that all Products purchased hereunder are purchased for resale in the ordinary course of Distributor's business. Distributor agrees it is responsible for and shall comply with all laws calling for the collection and/or payment of all taxes, including sales and use taxes and ad valorem taxes. Distributor agrees to perfect Distributor's tax exempt status by providing E-Fuel documentation to perfect same. In the absence of such documentation or in the event E-Fuel reasonably believes a tax liability may exist, E-Fuel may collect tax from Distributor until such time as tax exemption is perfected to E-Fuel's satisfaction. Any tax collected and still held by E-Fuel prior to submitting tax exempt status will be refunded to Distributor if Distributor can prove that a tax exemption was in effect prior to such purchase. Reimbursement of taxes paid by E-Fuel to tax authorities must be reclaimed by Distributor from the respective tax authority at Distributor's expense.

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4.8
Cancel/Reschedule Orders: Distributor may cancel or reschedule orders at no penalty up to 90 days prior to scheduled shipment date. Between 90 and 60 days of scheduled shipment a penalty of 10% of the amount of the order shall apply to cancel and a 5% penalty shall apply to reschedule. Between 60-30 days of scheduled shipment a penalty of 25% shall apply to cancel, 10% to reschedule. Within 30 days of scheduled shipment a penalty of 50% shall apply to cancel and a 25% penalty to reschedule.

5	CONFIDENTIAL INFORMATION

5.1	"Confidential Information" shall mean any information which is marked as "Confidential" or "Proprietary" by E-Fuel or otherwise intended by E-Fuel to be maintained as confidential.

5.2
Distributor, its employees and agents shall retain all Confidential Information and to prevent disclosure of such except as provided for herein. E-Fuel hereby states that the Product designs constitute a valuable asset of E-Fuel and are to be considered Confidential Information. Access by Distributor to Confidential Information shall be restricted to Distributor's employees who have a need to have access.

5.3	Distributor shall not use, make, have made, distribute or disclose any copies of the Confidential Information in whole or in part, without the prior written authorization of E-Fuel.

5.4
Distributor shall inform its employees and agents having access to the Confidential Information of Distributor's limitations, duties and obligations regarding nondisclosure and copying of the Confidential Information. Distributor agrees to protect and secure the Confidential Information with the same degree of care and confidentiality that it employs to protect its own proprietary and/or confidential information. Distributor shall have a signed agreement with Distributor's employees and agents having access to the Confidential Information containing similar provisions to those set forth herein to insure compliance with this paragraph.

6	TERMINATION

6.1
Effectiveness: This Agreement shall be effective upon the date of execution and shall remain in effect for three (3) years following the first customer shipment of the production MicroFueler and shall upon mutual written agreement renew for additional one (1) year term(s). E-FUEL's agreement to renew shall not be unreasonably withheld so long as Distributor has met its obligations herein and consistently achieved its Sales Plan.

6.2
Termination for Cause (immediate effect): E-Fuel may terminate this Agreement with immediate effect on the giving of written notice to Distributor should any of the following events occur, such events being of such nature so as to constitute good cause for immediate termination by E-Fuel:

6.2.1
Any misrepresentations by Distributor in entering into this Agreement of the submission by Distributor of any false or fraudulent application, claim or report in connection with its sales or service operations.

6.2.2
lnsolvency of Distributor resulting in the inability of Distributor to meet its debts as they mature, or the filling by Distributor of a petition of bankruptcy under any chapter of the bankruptcy laws.

6.2.3
Any transfer or any attempted transfer of any interest in, or right, privilege, or obligations under this Agreement or any transfer of the principal assets of Distributor's operations hereunder, or change in the direct or indirect ownership or operating management of Distributor, however accomplished, without the written consent of E-Fuel, which consent shall not be unreasonably withheld.

6.2.4	Any act of Distributor and any person involved in the ownership or operating management of Distributor which violates the law and affects adversely Distributor operations.

6.2.5	Revocation of any license or permit necessary to conduct its operations hereunder.

6.3
Termination - General nonperformance: Unless otherwise proscribed by law, E-Fuel or Distributor may terminate this Agreement on the giving of at least 60 days prior written notice to the other for failure of either party to fulfill any and all responsibilities and obligations as set forth in this Agreement.

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6.4
Termination - Death, Incapacity, Change in Key Personnel: As an inducement in entering into this Agreement, Distributor has represented (as set forth in the Distributor Profile, Exhibit 4) that the persons identified shall continue to actively participate in the ownership and operating management of Distributor; and, therefore, during the initial term of this Agreement E-Fuel may terminate this Agreement on the giving to Distributor of at least 60 days prior written notice in the event of Death, or physical or mental incapacity of any of the identified persons or in the event any of the key personnel ceases to be involved in an active and substantial role in the operations of Distributor where E-Fuel reasonably believes Distributor's ability to achieve its business plan may be at risk.

6.5
Transition: E-Fuel may terminate this Agreement at any time on giving to Distributor of at least 30 days prior written notice in the event E-Fuel is acquired. Upon any such event and notwithstanding any term otherwise set forth in this Agreement, this Agreement shall extend for three (3) years from the date of E-Fuel's acquisition so long as Distributor continues to satisfy its obligations hereunder after which there shall be no requirement to renew or extend this Agreement for any reason.

6.6
Responsibilities Upon Termination: Distributor shall immediately pay to E-Fuel all amounts owed, whether due or not. Upon termination, Distributor shall discontinue use of trademarks, including use of advertising, business materials, remove all signs and references designating Distributor as an authorized Distributor for the Products, and instruct all publications to discontinue listing of Distributor as an authorized E-Fuel Distributor. Upon termination, Distributor shall immediately return any property of E-Fuel together with sales manuals, service manuals, technical data, Confidential Information and marketing materials.

6.7
Survival of Certain Terms: The provisions of Paragraphs 2.7 (Reports and Records), 2.9 (Compliance to Laws), 3.3 (Delivery and Preparation Obligations), 4.1 (General Terms and Conditions), 4.5 (Payment), 4.7 (Taxes), 5 (Confidential Information), 6 (Termination), 7 (Miscellaneous).

7	MISCELLANEOUS

7.1
Relationship of the Parties: This Agreement does not in any way create the relationship of principal and agent between Distributor and E-Fuel and in no circumstance Distributor, its Dealers, agents or employees shall be considered as agents of E-Fuel. Distributor shall not create or attempt to assume to create any obligation or make any contract, agreement, representation or warranty on behalf of or in the name of E-Fuel, except those authorized in writing by E-Fuel. Distributor shall indemnify and hold E-Fuel harmless from any costs and liability caused by any unauthorized acts prohibited by this paragraph, whether by Distributor, its Dealers, agents or employees.

7.2
Force Majeure: Both E-Fuel and Distributor are not liable or responsible for failure to perform any part of this Agreement resulting from or contributed by any foreign or domestic embargoes, seizures, acts of God, insurrections, wars, adoption or enactment of any laws, ordinance, regulation, fires, floods, explosions, strikes, extraordinary currency devaluations, taxes, or custom duties or other events or contingencies beyond its control.

7.3
Entire Agreement: This Agreement supersedes and terminates any and all prior Distributor agreements, written or oral, entered into between E-Fuel and Distributor. This Agreement including E-Fuel's then current Terms and Conditions of Sale constitutes the entire agreement between E-Fuel and Distributor.

7.4
Assignment: Distributor may not assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of E-Fuel, which consent shall not be unreasonably withheld or delayed.

7.5
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California. United States of America. The parties hereto agree that the sole proper venue for any action related to this Agreement shall be a court of competent jurisdiction located in Santa Clara County, California and the parties hereby irrevocably commit to the jurisdiction and venue of such court and waive any claims of forum non conveniens or other such causes for change of venue.

7.6
Construction: This Agreement and all words, terms and provisions hereof shall be construed in accordance with the usual and ordinary meanings, and not in favor of or against either party hereto. Paragraph headings are not part of this Agreement, but are only for convenience.

7.7
Nonwaiver of Rights: Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such part from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

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7.8
Invalidity: If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.9
Notices: All notices required or permitted to be given or made under this Agreement may be affected in writing by certified mail, postage prepaid, return receipt requested, and shall be deemed communicated three days from mailing thereof to the addresses set forth in Exhibit 3.

7.10
Attorneys Fees: In the event any legal action is necessary to enforce any of the terms and conditions of this Agreement, the prevailing party shall be entitled to all costs and fees incurred, including reasonable attorney's fees.

7.11	Currency: All monetary figures set forth in this Agreement and arising out of this Agreement shall be in the legal currency of the United States of America.

7.12
Limitation of Liability: E-Fuel's liability on any claim of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement or the performance or breach thereof, or from the design, manufacture, sales, delivery, resale, installation, repair, operation or use of any Products covered by or furnished under this Agreement shall in no case exceed the purchase price of the Products which gives rise to the claim. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT OR WARRANTY OR NEGLIGENCE OR OTHERWISE, SHALL E-FUEL BE LIABLE FOR SPECIAL. INDIRECT. INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDIING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PRODUCTS OR ANY OTHER EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE EQUIPMENT, FACILITIES OR SERVICES, DOWNTIME COSTS, OR CLAIMS OF CUSTOMERS OF DISTRIBUTOR FOR SUCH DAMAGES EVEN IF E-FUEL HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS BY DISTRIBUTOR OR ANY THIRD PARTY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

E-Fuel Corporation		Distributor

BY:	/s/ Thomas J. Quinn	BY:	/s/ John W. Galt

Name:	Thomas J. Quinn	Name:	John W. Galt

Title:	CEO	Title:	CEO

Date:	Feb 15 2009	Date:	11/14/09

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Exhibit 1

Territory

The following geographical regions shall constitute the Territory for purposes of this Agreement:

San Diego County, Orange County and Los Angeles County as defined by the State of California

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Exhibit 2

Minimum Performance Criteria

Opening Order: 25 MicroFueler units. Total amount of the opening order shall be 50% pre-paid (equipment only) within ninety (90) days of the effective date of this Agreement or as may be otherwise mutually agreed. The remaining 50% shall be due according to the payment terms established with Distributor.

Minimum re-order: 25 MicroFueler units (less than 25 units shall incur a processing fee of $150 per unit)

Minimum unit purchases required year 1: As mutually agreed in sales plan

Minimum unit purchases required year 2: As mutually agreed in sales plan

Minimum unit purchases required year 3: As mutually agreed in sales plan

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Exhibit 3

Notices

Pursuant to Section 7.8, Notices to be given under this Agreement shall be sent to the following addresses:

E-FUEL:

E-Fuel Corporation
15466 Los Gatos Blvd., #37
Los Gatos, CA 95032 UNITED STATES OF AMERICA

DISTRIBUTOR

Green House

5171 Santa Fe Street

Suite I

S.D., Ca 92109

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Exhibit 4

Distributor Profile

Company Name:		Contact Name:

Address:		Title:

Phone #:

City:		Fax #:

State/Zip:		Email address:

Country:		Website:

Years in business:	# Employees:	Type (Corp, LLC):

Principal Owner(s):

Revenues (US$ last year):	Gross Margin (last year):

Inventory (% revenue):	New Product Sales (% revenue)

Parts Sales (% revenue):	Service Sales (% revenue):

Growth Rate % (last year):

Short term debt (% Revenue):	Long term debt (% Revenue):

Product line 1/Years represented:

Product line 2/Years represented:

Product line 3/Years represented:

Territory served:

# of Sales Personnel:	# of Service Personnel:

Key Managers:

President:	Sales:

Administration:	Operations:

Other:	Other:

Profile prepared by:	Title/Date:

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Exhibit 5

Distributor Price Schedule

Efuel100 MicroFueler assembled:    $8,000.00

Prices are FOB E-Fuel facility and are subject to change as E-Fuel may publish revised Distributor Price schedules. Any such price changes shall supersede those set forth herein.

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Exhibit 6

Limited Exclusive Distribution Fee

For valuable consideration, to include but not limited to the granting of exclusive distribution rights hereunder, E-Fuel shall invoice Distributor in the amount of $500,000.00 upon execution of this Agreement and Distributor shall promptly pay said invoice within 15 days of the invoice date. Failure to pay the invoice by the due date shall constitute a material breach of the Agreement and shall result in termination with immediate effect. Failure to execute this Agreement on or before January 15, 2009 shall terminate this offer upon which E-Fuel shall have no further obligation to Distributor.

In support of Distributor's efforts hereunder, E-Fuel agrees to ship on or before September 30, 2009 and Distributor agrees to accept delivery of 3 beta production units of the MicroFueler at no cost to Distributor.

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Exhibit 7

Training

E-FUEL shall undertake to provide training to assist Distributor in its obligations herein with respect to sales and service. Except as noted below, travel, lodging and per diem expenses shall be the responsibility of the respective Parties. Training shall include but not be limited to the following:

Sales:

(1)	Paso Robles, CA: 5 days on-site to include product orientation, industry overview, product features/benefits, market opportunities, and sales presentations.

(2)
OPTIONAL - In the Territory: 5-10 days in the Territory to include joint "buddy" sales calls, additional product training, forecast development and review, Sales Plan development assistance, target account review and assistance, and one-on-one coaching.

Service:

(1)
Paso Robles, CA: 5 days of detailed technical product training to include final assembly and test procedures for the Products, sub-assembly testing procedures and repair, field preventative maintenance procedures, trouble-shooting techniques, service manual review, and warranty service program.

(2)	In The Territory: 1-2 days of assistance in Distributor's service and test facility to insure product quality, proper procedures, return materials handling, and warranty procedures.

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